Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 3, 2025, with respect to the consolidated financial statements of Enfusion, Inc. incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-284816) and related Proxy Statement/Prospectus of Clearwater Analytics Holdings, Inc.

/s/ Ernst & Young LLP

Chicago, Illinois
March 6, 2025